EXHIBIT 10.3

LEASE AGREEMENT

[Translation]

This Agreement is made as of June 11, 2004 by and between the following parties:

Lessor: Shin Kong Life Insurance Co., Ltd.; and

Lessee: Himax Technologies Limited,

with respect to Lessee’s lease of Lessor’s property, as follows:

Article 1 Premises

Lessor will lease the following to Lessee on an AS IS basis:

The premises in whole on the third, fourth, sixth, eighth, ninth and tenth floors, and part of the premises on the fifth floor as marked in oblique lines in Appendix 2, at 605 Zhongshan Road, Xinhua, Tainan County, with a total area of 796.9 pings (including common area).

Article 2 Term

1.	The lease under this Agreement is a term of one year four months and fifteen days from August 16, 2004 to December 31, 2005.

2.	Lessor agrees the period between June 16, 2004 and August 15, 2004 is rental-free decoration period. Rental will be zero dollar for such period, provided Lessee shall still pay the water, electricity and management charges and all relevant expenses arising out of its occupancy of the premises.

3.	Lessee shall agree on the rental and other terms of lease with Lessor through negotiation and also execute a new agreement within three months prior to the expiration of lease, if Lessee desires to renew the lease upon expiration.

4.	Should Lessor disagree to renewal, it will be deemed to have notified Lessee of non-renewal on the date of expiration of lease, in which event the lessor-lessee relationship will terminate ipso facto and Lessee shall immediately evacuate from the premises and surrender the same to Lessor in their original state unconditionally, without delay on any pretext.

Article 3 Rental

1.	Rental is NT$239,070 per month, excluding VAT.

2.	Each rental payment covers a period of one month. Lessee shall issue 17 checks, each dated the 16th day and in the amount of the monthly rental, to Lessor upon signing the agreement.

3.	A delay penalty is payable at 1% of the total monthly rental for each day of delay in payment. Lessee will be deemed in breach of contract for delaying payment for 60 days (two installments) or more. In such event, Lessor is entitled by law to claim default penalty from Lessee and terminate this Agreement, and Lessee shall immediately evacuate unconditionally without objection, and further observe Article 10.

4.	Lessor may deduct any outstanding amount of the above-mentioned payment, from the bond, and is further entitled by law to seek compensation for any shortfall and losses suffered therefrom.

Article 4 Performance Bond

1.	Lessee shall pay Lessor upon signing the agreement a performance bond of NT$717,210 (which payment is to be evidenced by a receipt). Such bond will be returned free of interest against the receipt issued upon payment, upon the expiration or termination of the lease, subject to Lessee’s evacuation from and surrender of the premises and performance of all obligations under this Agreement.

2.	Lessee may not assign or pledge any claims in the bond to a third party.

Article 5 Insurance

1.	The premises are Lessor’s property to be insured by Lessor. Lessee will be responsible for insuring its own chattel and equipment, without concern to Lessor.

2.	Lessee shall take out public accident liability insurance in accordance with the regulations of the central competent authority and reimburse other occupants at its own expense for any additional fire insurance premiums which result from the public accident liability insurance, if during the term of lease Lessee is to operate any of the items listed in the former part of Paragraph 1, Article 17 of the Apartment Building Regulations. (Regulations governing such insurance, reimbursement and rate of insurance premiums will be determined by the central competent authority in conjunction with the Ministry of Finance.)

3.	Lessee must bear, pursuant to Paragraph 2, Article 17 of the Apartment Building Regulations, the premiums, reimbursement for shortfall, and other costs of the insurance which the appointed personnel responsible for management or the management committee (Subparagraph (2), Paragraph 2, Article 8) has taken out on behalf of Lessee, should Lessee violate the obligation described in the preceding paragraph and still fail to take out such insurance within a seven days’ prescribed time limit.

Article 6 Restrictions on the Use of the Premises

1.	The premises are made available to Lessee for office purposes and may not be used for any other purposes.

2.	Lessee shall not sublet, lend, transfer or otherwise make available by indirect means the premises, in whole or in part, to others for use, or assign the leasehold to others.

3.	Lessee shall not engage in tax evasion, sale of contraband, or other wrongful business acts, nor may it store dangerous goods to the detriment of public safety.

4.	No public lot or public equipment of the building, such as corridors and vacant lots, parking lot, public lavatories, machine room, outdoor passageways on the first floor, all stairs, fire escapes, elevators, cisterns, lift lobbies and the surroundings etc. of the building, may be occupied by way of storage of objects, residence, or installation of equipment etc. The premises and all other facilities such as elevators, water and electric meters, lighting fixtures, aluminum doors and windows, glass panes, iron gates, sanitation equipment, fire equipment, fire wall, gas equipment, and other ancillary equipment etc. of the building shall be kept intact without damage or additional installation.

5.	Lessor has reserved a location by the side of the entrance to the elevator on the first floor of the building, for erection of a standard signboard. Lessee shall make such signboard within the space and area allocated by Lessor. Lessee shall not put up any signboard or advertisement at any location outside or inside the building absent the prior written consent of Lessor.

6.1	Lessor is responsible for maintenance of the overall structure and ancillary equipment of the premises (provided Lessee shall be responsible for repair if a joint inspection by Lessor and Lessee confirms the damage is imputable to Lessee. Lessee is deemed to waive its right if it refuses to conduct the above inspection, in which event it shall be responsible for all matters relating to repair).

6.2	All execution of work, construction work, partitioning and renovation etc. within the premises as required by Lessee shall be subject to Lessee’s procurement of permits and licenses from the relevant competent government authorities as well as Lessor’s written consent, prior to the commencement of work. All costs shall be solely borne by Lessee. Such work shall in no event damage the safety of the structure and equipment of the original building.

6.3	Lessee may not construct any additional building or unlawful building during the term of lease.

6.4	If Lessee needs to modify, add or remove any of the water, power, HVAC and fire equipment on the premises, it shall procure by law permits and licenses from the relevant competent government authorities, produce the design drawings to Lessor for written approval, and notify the service office of the building, prior to commencement of work. All costs will be solely borne by Lessee.

6.5	Lessee shall be solely liable if the renovation that it completes does not pass safety inspection, and further bear all costs pertaining to demolition, modification and compliance with safety regulations.

6.6	Lessee shall notify Lessor in writing and procure Lessor’s approval and confirmation of the absence of any impact on the safety facilities of the building prior to taking any safety measures or installing any security system etc. All costs will be solely borne by Lessee.

7.	Lessee shall not engage in business acts such as direct sale, or keep canine or other livestock on the premises.

8.	Lessor may terminate this Agreement at any time, without objection from Lessee, should Lessee violate any of the preceding seven paragraphs of this article and still fail to make timely cure within the 30 days’ time limit prescribed by the relevant government authority or Lessor after inspection. All civil and criminal liabilities will further be assumed by Lessee, without concern to Lessor, if the above results in a contravention of government laws and regulations by Lessee. Lessee must further compensate Lessor for all losses sustained from any government authority’s administrative decision against Lessor due to Lessee’s act.

Article 7 Special Provisions

1.	The house tax and land value tax on the premises will be borne by Lessor. Lessee will assume all requisite business taxes and the VAT on rental.

2.1	Lessor may, subject to a prior notice to Lessee by telephone or in writing, inspect the premises at any time throughout the term of lease, to confirm whether the premises are being legally and properly used in accordance with Articles 6.1 to 6.7. Lessee must cooperate in such inspection.

2.2	To maintain proper management of the building, Lessee agrees the building manager appointed by Lessor is responsible for all matters relating to the management of the building. The cleaning fee, fire inspection fee, HVAC fee and maintenance fee, as well as all other fees payable for the management of the building, shall be shared by all tenants by the area they lease pro rata to the area of the building.

3.	Lessee shall share the cost of maintenance of the existing fixed equipment of the building management company appointed by Lessor, pro rata to the area leased. Such company will furnish a receipt for the payment.

4.	Lessee shall pay electricity charge according to the meter reading, by the general user fee schedule established by the power company. Water charge is payable by Lessee on a monthly basis to the building manager appointed by Lessor, according to the reading of the meter, if any, or pro rata to the area leased in the absence of a meter (the proportion to be assumed is subject to agreement based on actual water consumption). Air-conditioning charge will be calculated by the meter reading and payable on a monthly basis to the building manager appointed by Lessor. Notwithstanding, Lessee is responsible for the relevant consumables of the equipment solely used by Lessee.

5.	If Lessee is in arrears with its payment of water and electricity charges, the cleaning fee, HVAC fee and maintenance fee, as well as other fees payable for the management of the building up to an aggregate amount exceeding two rental installments or up to a substantial sum, Lessor may terminate this Agreement by law, in which event Lessee shall immediately evacuate unconditionally, without objection, and observe Article 10.

6.1	Lessee shall not request to terminate the lease until one year after the commencement of the lease term, otherwise, Lessee shall still pay the agreed rental for the first year and, in addition, pay Lessor a default penalty equivalent to three months’ rental.

6.2	Lessee shall pay Lessor a default penalty equivalent to three months’ rental of the particular year of lease if Lessee requests to terminate the lease one year after the commencement of the lease term, provided such penalty shall be reduced to one month’s rental if Lessee has notified Lessor three months in advance of the contemplated termination.

6.3	Lessee is entitled to use two parking spaces of the basement parking lot for free during the term of lease, provided it shall comply with the parking lot regulations of the building. Any violation of such regulations and failure to make cure as required in a written notice by Lessor will entitle Lessor to immediately recover the parking spaces.

6.4	Failure by Lessee to complete cure of its violation of Article 6 within one month as prescribed by Lessor will entitle Lessor to terminate this Agreement at any time. In such event, Lessee shall revert the premises to their original state and compensate Lessor for all losses sustained and, in addition, pay Lessor an amount equivalent to three months’ rental as default compensation.

7.	Lessee may terminate this Agreement if use of the premises is affected by the destruction, damage or loss of the premises or the affiliated building, in whole or in part, due to force majeure such as an act of God, government act, or other circumstance that is not attributed to Lessee’s gross negligence. In such event, Lessor shall immediately return to Lessee the rental prepaid by Lessee but remaining unused, and the performance bond, in full.

8.

The premises shall have been reverted to their original state and cleared of waste by Lessee by the time of evacuation. Any abandoned objects, miscellaneous items etc. such as a signboard under Article 6.5 or facility, work or partition under Article 6.6 that is not removed, will be deemed discarded to be treated by Lessor at its sole discretion.

The cost of such treatment shall be borne by Lessee and may be deducted from the performance bond, with no objection from Lessee.

9.	Upon evacuation, Lessee shall not claim any relocation fee or otherwise from Lessor for any reason, or claim refund by Lessor of the performance bond as an excuse for surrender of premises, save in the event of a breach of contract by Lessor.

10.	Should Lessee delay in surrendering, or refuse to surrender, the premises on any pretext when required to upon the expiration of this Agreement where no renewal is consummated, it shall pay a default penalty equivalent to the agreed monthly rental under this Agreement for the first month of delay, twice the agreed monthly rental under this Agreement for the second month of delay, and thrice the agreed monthly rental under this Agreement for the third month of delay. Should Lessee still fail to evacuate from and surrender the premises in the fourth month, it shall, from such month onwards, pay a default penalty on a monthly basis that is thrice the monthly rental. If Lessee refuses to pay the above, Lessor may deduct the above payment from the performance bond and claim damages against Lessee by law for non-performance, and Lessee shall still revert the premises to their original state and surrender the same to Lessor in a timely fashion.

Article 8 Risk Sharing

Lessee shall use the premises with the care of a good administrator, and shall make compensation in the event of destruction or damage of the premises due to the willful misconduct or negligence of any employee of Lessee or person hired by Lessee.

Article 9 Evacuation

Lessee shall, upon the expiration or termination of the lease, immediately evacuate, revert the premises to their original state, clear all the waste and, after the confirmation of delivery in conjunction with Lessor, hand the premises back to Lessor; Lessee shall further settle payment of rental, default penalty, damages and all other fees. Lessor may deduct any outstanding payment from the performance bond, without objection from Lessee.

Article 10

The parties agree to refer any lawsuit and dispute in connection with this Agreement to the Tainan District Court, Taiwan as the court of first instance.

Article 11

Issues not addressed by this Agreement will be governed by applicable laws and regulations such as the Civil Code provisions governing lease, the Building Code, and Apartment Building Regulations.

Article 12

This Agreement must be notarized by court. The parties shall share the notarization fee equally.

Article 13

This Agreement is made in triplicate, with Lessor, Lessee and the notarization office of the district court each holding one counterpart as evidence.

Article 14

Enforcement matters are as described in the notarization.

SIGNED BY:

Lessor	Lessee

Name: Shin Kong Life Insurance Co., Ltd. (sealed)	Name: Himax Technologies Limited (sealed)

Responsible Person: Wu Dong-jin (sealed)	Responsible Person: Wu Jordan

Agent: Yang Shu-fen (signed and sealed)	Agent: Li Chun-da (signed and sealed)

Company ID No.: 03458902	Company ID No.: 16130970

Address: 31F-43F, 66, Section 1 Zhongxiao West Road, Taipei	Invoice Address: 1F, 12, Tainan Science Park Eighth Road, Shanhua, Tainan County, Tainan Science-based Industrial Park

Mailing Address: Same as invoice address

Telephone: (06) 505-0880 Manager Cai

(Seal of notary public)

Appendix 1 Diagram 1

[Omitted]

Appendix 2 Diagram 2

[Omitted]

RIDER

This Rider is made as of October     , 2005 by and between the following parties:

Lessor: Shin Kong Life Insurance Co., Ltd.; and

Lessee: Himax Technologies Limited,

with respect to the following amendments to the lease agreement between Lessor and Lessee [Premises: 3F, 4F, 5F, 6F, 8F, 9F, 10F, 605 Zhongshan Road, Xinhua, Tainan County, with a total area of 796.9 pings]:

1.	Article 2.1 (Term): The original lease is a term of one year and four months from August 16, 2004 to December 31, 2005. It is hereby extended for nine months from January 1, 2006 to September 31, 2006

2.	The rest of the provisions of the lease agreement shall remain unchanged save in the event of other riders to the lease agreement.

SIGNED BY:

Lessor	Lessee

Name: Shin Kong Life Insurance Co., Ltd. (sealed)	Name: Himax Technologies Limited (sealed)

Responsible Person: Wu Dong-jin (sealed)	Responsible Person: Wu Jordan (sealed)

Company ID No.: 03458902	Company ID No.: 16130970

Address: 31F-43F, 66, Section 1 Zhongxiao West Road, Taipei	Mailing Address: 1F, 12, Tainan Science Park Eighth Road, Shanhua, Tainan County, Tainan Science-based Industrial Park

Telephone: (06) 505-0880 Manager Cai